Exhibit 10.8

Wejo Group Limited 2021

Equity Incentive Plan

Share Option Award Agreement

This Share Option Award Agreement (this “Agreement”) is made by and between Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”) and John Maxwell (the “Participant”), effective as of November 19, 2021 (the “Date of Grant”).

RECITALS

WHEREAS, on May 28, 2021, Virtuoso Acquisition Corp., a Delaware corporation, the Company, Yellowstone Merger Sub, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of the Company, Wejo Bermuda Limited, an exempted company limited by shares incorporated under the Laws of Bermuda, and Wejo Limited, a private limited company incorporated under the Laws of England and Wales with company number 08813730 entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Business Combination (as defined in the Merger Agreement) will occur;

WHEREAS, in connection with the Business Combination the Company has adopted the Wejo Group Limited 2021 Equity Incentive Plan (as may be further amended, amended and restated or modified from time to time (the “Plan”), which is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan;

WHEREAS, in connection with the Business Combination the Committee has authorized and approved the grant of an Award to the Participant of options to purchase Common Shares on the terms and conditions set forth in the Plan and this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.	Grant of Award. The Company hereby grants to the Participant, effective as of the Date of Grant, options to purchase 469,751 Common Shares (“Share Options”), on the terms and conditions set forth in the Plan and this Agreement.

2.	Exercise Price. The exercise price of each Share Option is $11.38 per Common Share, subject to adjustment as set forth in the Plan (the “Exercise Price”). The Exercise Price is no less than the Fair Market Value of a Common Share on the Date of Grant.

3.	Vesting. Subject to the terms and conditions set forth in the Plan and Section 4 of this Agreement, one-third (1/3) of the Share Options will vest on each of the first, second and third anniversaries of the Date of Grant (each, a “Vesting Date”), subject to the Participant’s continued Service through the applicable Vesting Date.

4.	Termination; Forfeiture; Expiration.

(a)	Termination of Service without Cause or for Good Reason. If the Participant’s Service is terminated by the Company without Cause (as defined in the Employment Agreement between the Participant and wejo, Inc. dated as of July 30, 2021 (the “Employment Agreement”)) or by the Participant for Good Reason (as defined in the Employment Agreement), any unvested Share Options will fully vest as of the termination date, subject to the Participant’s compliance with Section 9(c) of the Employment Agreement. The Share Options and the Common Shares (and any resulting proceeds) will continue to be subject to Sections 12.2 (Termination for Cause) and 12.3 (Right of Recapture) of the Plan.

(b)	Termination of Service. If the Participant’s Service is terminated for any reason other than as provided in Section 4(a), any unvested Share Options will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service for any reason. In the event the Participant’s Service is terminated for Cause, all vested Share Options will also be forfeited immediately, automatically and without consideration upon such termination for Cause. Without limiting the generality of the foregoing, the Share Options and the Common Shares (and any resulting proceeds) will continue to be subject to Sections 12.2 (Termination for Cause) and 12.3 (Right of Recapture) of the Plan.

(c)	Expiration. Any unexercised Share Options will expire on the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”), or earlier as provided in Section 5 of this Agreement or in the Plan.

5.	Period of Exercise.

(a)	If the Participant’s Service is terminated in accordance with Section 4(a), subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the vested Share Options at any time prior to the earlier to occur of:

(i)	the Expiration Date; or

(ii)	the second anniversary of the date of termination of the Participant’s Service.

(b)	If the Participant’s Service is terminated other than in accordance with Section 4(a), subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the vested Share Options at any time prior to the earliest to occur of:

(i)	the Expiration Date;

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(ii)	the date that is twelve (12) months following termination of the Participant’s Service due to death or Disability;

(iii)	the date that is ninety (90) days following termination of the Participant’s Service by the Participant’s resignation without Good Reason (excluding death or Disability); or

(iv)	the date of termination of the Participant’s Service for Cause.

(c)	Extension of Termination Date. If, following the Participant’s termination of Service for any reason, the exercise of the Share Options is prohibited because such exercise would violate applicable registration requirements under the Securities Act or any other state or federal securities law or applicable rules of any securities exchange, then the expiration of the Share Options shall be tolled until the earlier of (i) date that is thirty (30) days after the end of the period during which the exercise of the Share Options would be in violation of such registration or other securities requirements or (ii) the Expiration Date.

6.	Manner of Exercise.

(a)	Election to Exercise. The Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee, as the case may be) may exercise all or any part of the vested Share Options by delivering to the Company an executed Share Option exercise notice in such form as is approved by the Committee from time to time, which shall set forth: (i) the Participant’s election to exercise the Share Options, (ii) the number of Common Shares being purchased, (iii) any restrictions imposed on the Common Shares, and (iv) any representations, warranties and agreements regarding the Participant’s investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than the Participant exercises the Share Options, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Share Options.

(b)	Withholding Requirements. The Company shall have the right to require the Participant to remit to the Company the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld, and to deduct or withhold from any Common Shares deliverable under this Agreement to satisfy such withholding obligation, or in the sole discretion of the Committee, such greater amount necessary to satisfy the Participant’s maximum expected tax liability, provided that such withholding does not result in adverse tax or accounting consequences to the Company (collectively, “Withheld Taxes”); provided further, that any obligations to pay Withheld Taxes may be satisfied in the manner in which the Exercise Price is permitted to be paid under Section 6(c) or any other manner permitted by the Plan.

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(c)	Payment of Exercise Price. The entire Exercise Price of the Share Options shall be payable in full at the time of exercise. All or part of the Exercise Price and any Withheld Taxes may be paid as follows to the extent permitted by applicable statutes and regulations:

(i)	Cash or Check. In cash or by certified or bank check.

(ii)	Net Exercise. Unless otherwise determined by the Committee, by reducing the number of Common Shares otherwise deliverable upon the exercise of the Share Options by the number of Common Shares having a Fair Market Value equal to the amount of the Exercise Price and/or Withheld Taxes, as applicable.

(iii)	Surrender of Common Shares. In each instance, at the sole discretion of the Committee, by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Participant free and clear of any restriction or limitation, unless the Committee specifically agrees in writing to accept such Common Shares subject to such restriction or limitation. Such Common Shares will be surrendered to the Company in good form for transfer and will be valued by the Company at Fair Market Value on the date of the applicable exercise of the Share Options, or to the extent applicable, on the date the Withheld Taxes are to be determined. The Participant will not surrender, or attest to the ownership of, Common Shares in payment of the Exercise Price (or Withheld Taxes) if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Share Options for financial reporting purposes that otherwise would not have been recognized.

(iv)	Brokered Cashless Exercise. To the extent permitted by the Committee in its sole discretion, and subject to Section 16 of the Exchange Act, from the proceeds of a sale through an open-market, broker-assisted sales transaction on the date of exercise of some or all of the Common Shares to which the exercise relates. In that case, the Participant will execute a notice of exercise and provide the Company’s third party Plan administrator with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the aggregate Exercise Price and/or Withheld Taxes, as applicable. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements or coordinate procedures with one or more brokerage firms.

(v)	Other Consideration. In any other form of legal consideration that may be acceptable to the Committee.

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(d)	Issuance of Shares. If the exercise notice and payment of the Exercise Price are in form and substance satisfactory to the Company, the Company shall deliver such Common Shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of Common Shares to be issued, registered in the name of the Participant. No fractional Common Shares shall be delivered.

7.	Non-Disclosure and Non-Use of the Company’s Trade Secrets or Confidential Information and Restricted Activities. In consideration of the Share Options granted under this Agreement, at all times during and following the Participant’s Service, the Participant agrees that he will comply with and be subject to all of the obligations and restrictions set forth in that certain At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement entered into between WEJO California Corp. and the Participant, dated as of March 16, 2021 (as the same may be updated from time to time), which are hereby incorporated by reference.

8.	Miscellaneous Provisions.

(a)	Rights of a Shareholder. Prior to issuance of Common Shares following the exercise of the Share Options, neither the Participant nor the Participant’s representatives will have any rights as a shareholder of the Company with respect to any Common Shares subject to Share Options.

(b)	Transfer Restrictions. The Common Shares delivered pursuant to the exercise of the Share Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, NASDAQ or any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(c)	Clawback Policy. The Participant acknowledges that the Participant is subject to the provisions of Section 12 (Forfeiture Events) and Section 14.6 (Trading Policy and Other Restrictions) of the Plan and any compensation recovery, “clawback” or similar policy adopted by the Company from time to time and/or made applicable by law including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection and Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed.

(d)	General Forfeiture Provisions. Any reduction, cancellation, forfeiture, or recoupment from the Participant of any Common Shares issued to the Participant in connection with an Award hereunder (each such occurrence, a “Forfeiture”) shall take effect as a purchase of such Common Shares by the Company as a matter of Bermuda law and shall occur in accordance with the following:

(i)	Upon the occurrence of a Forfeiture (such date, the “Forfeiture Date”), the Participant will be deemed to have sold and transferred to the Company, and the Company will be deemed to have purchased from the Participant, each Common Share subject to Forfeiture at a purchase price per Common Share equal to the par value of such Common Share (each such occurrence, a “Forfeiture Sale”).

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(ii)	The Participant hereby, without any further action, confirmation, or acknowledgment required from the Participant and effective automatically upon the occurrence of any Forfeiture Sale: contributes all of the consideration that would otherwise be due and payable to it pursuant to any Forfeiture Sale (“Sale Consideration”) to the Company as a contribution to the Company’s contributed surplus account (which, for greater certainty, will not result in the Company issuing any consideration (including Common Shares or securities convertible into Common Shares) or incurring repayment obligations of any kind in connection with such contribution); directs the Company to apply such Sale Consideration directly to its contributed surplus account without paying any amounts to such Participant in connection with the applicable Forfeiture Sale; and acknowledges and agrees that by applying such Sale Consideration directly to its contributed surplus account in accordance with the direction in this Section 8, the Company will have complied with its obligations to pay such Participant the Sale Consideration due under the applicable Forfeiture Sale.

(iii)	Promptly following the Forfeiture Date, the Company shall deliver written notice to the Participant detailing the number of Common Shares purchased by the Company under the applicable Forfeiture Sale and the aggregate Sale Consideration applied to the Company’s contributed surplus account in connection therewith and such written notice, absent any manifest error, will be prima facie evidence of the Forfeiture Sale.

(iv)	The Participant and the Company intend this Agreement to function as an instrument of transfer for the purposes of Bermuda law effectuating and implementing the transfer to the Company of any Common Share purchased by the Company pursuant to a Forfeiture Sale without any further action required by the Participant at the time of any Forfeiture Sale. The Participant by executing this Agreement hereby appoints the Company and any of its officers and directors, with full power of substitution, as the Participant’s true and lawful attorney-in-fact, to execute, acknowledge, verify, swear to, deliver, record and file, in the Participant’s name, place and stead, all instruments, documents (including share transfer forms) and certificates that may from time to time be required to effectuate and implement the transfer of any Common Shares to the Company pursuant to a Forfeiture Sale. To the fullest extent permitted by law, this power of attorney is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of the Participant.

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(e)	Adjustments. In the event of any change with respect to the outstanding Common Shares contemplated by Section 4.5 of the Plan prior to delivery, the Share Options may be adjusted in accordance with Section 4.5 of the Plan.

(f)	No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(g)	Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(h)	Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(i)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(j)	Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(k)	Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

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(l)	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(m)	Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Share Options subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company and the Participant have executed this Share Option Agreement as of the dates set forth below.

PARTICIPANT		WEJO GROUP LIMITED

By:	/s/ John Maxwell	By:	/s/ Timothy Lee

Name:	John Maxwell	Name:	Timothy Lee

Date:	11/19/21	Date:	11/19/21

[Signature Page – Maxwell Share Option Award Agreement]